Exhibit 10.3

December 20, 2013

Strictly Confidential & Personal

Helen Tsingos, Esq.

382 Ocean Ave. #502

Revere, MA 02511

htsingos@drc.com

Re:	Letter Agreement – Transaction Retention Bonus

Dear Helen:

As you know, Dynamics Research Corporation (the “Corporation”) is currently contemplating strategic alternatives involving potential business combinations pursuant to a process designated as Project Leader. You have been and will continue to be instrumental in a successful consummation of a transaction resulting from Project Leader (the “Transaction”). In consideration of your anticipated extraordinary efforts to be expended in connection with closing a transaction resulting from Project Leader (the “Closing”), and to provide an incentive for you to remain with the Corporation or its successor for a transition period following the Closing, the Corporation is pleased to inform you of its intention to award you a Special Transaction Success Bonus in an amount of up to one hundred thousand dollars ($100,000) (the “Success Bonus”), less all applicable federal, state, and local tax and withholdings.

Payment of the Success Bonus is conditioned on the Corporation’s determination that the Closing is a result of the Project Leader process. If the Corporation determines that any transaction is not the result of Project Leader process, or if the Corporation determines to discontinue the Project Leader process prior to any transaction, no Success Bonus will be payable to you. In no event will a Success Bonus be paid if a Closing has not occurred on a Transaction by December 31, 2014. I retain discretion to determine, prior to Closing, the exact amount of your Success Bonus, up to the maximum set forth above.

The Corporation or its successor will pay you the Success Bonus in two equal installments, each equal to one-half of the foregoing amount. The first installment will be paid within five business days of the Closing of the Transaction, provided that you remain an employee in good standing through the Closing. The second installment will be paid on the next business day following the six-month anniversary of the Closing, provided that you either (i) remain in good standing as an employee of the Corporation or its successor through that anniversary date or (ii) after the Closing and prior to that anniversary date are involuntarily separated from service of the Company or its successor or separate voluntarily due to Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(1) A material diminution in your base compensation; or

(2) A change in the geographic location at which you must perform services of more than 50 miles.

For Good Reason to exist, you must provide notice to the Corporation or its successor of the existence of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, and the Corporation shall upon such notice shall have a period of thirty (30) days during which it may remedy the condition (and upon such remedy Good Reason shall be deemed not to have existed).

In the event it shall be determined that any payment(s) or distribution(s) by the Corporation to or for your benefit (whether pursuant to the terms of this Letter Agreement or otherwise) would result, under Section 280G of the Internal Revenue Code of 1986 as amended from time-to-time (the “Code”), in a loss of tax deduction to the Corporation or be subject to the excise tax imposed by Section 4999 of the Code, then such payment(s) or distributions(s) shall be reduced to the minimum degree necessary to avoid such loss of deductions and application of such excise tax (or shall be eliminated, if no such reduction would avoid such loss of deduction or application of such excise tax). Any such reduction shall be made first from amounts that are not “nonqualified deferred compensation” subject to Section 409A of the Code and, if such reduction is insufficient to satisfy the preceding sentence, then from all the remainder of such amounts pro rata.

You agree, prior to any public filing of a copy of this Agreement by the Corporation, not to disclose or discuss the terms of this Letter Agreement to or with anyone without the express and specific written permission of the Corporation, it being acknowledged and agreed that the terms of this Letter Agreement may be discussed with your spouse and your personal financial or legal advisors (and, in each case, with such individuals only on a need-to-know basis), and with no other persons, except as may be required by law.

Yours sincerely,

DYNAMICS RESEARCH CORPORATION

By:	/s/ James P. Regan
James P. Regan Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Helen Tsingos
Helen Tsingos

December 20, 2013
Date